Exhibit 99.1

Contacts:

Media Contact	Investor Contact
Lucy Millington	Brian Denyeau
Aspen Technology, Inc.	ICR for Aspen Technology, Inc.
lucy.millington@aspentech.com	brian.denyeau@icrinc.com

Aspen Technology Appoints Chantelle Breithaupt as Senior Vice President and Chief Financial Officer

BEDFORD, Mass. - March 2, 2021 - Aspen Technology, Inc. (NASDAQ:AZPN), a global leader in asset optimization software, has appointed Chantelle Breithaupt as Senior Vice President and Chief Financial Officer. Breithaupt will join AspenTech on March 22, 2021.

Breithaupt joins AspenTech from Cisco where she was most recently Senior Vice President, Finance for its Customer Experience organization to transform Cisco's entire $50B partner and customer journey. While at Cisco, Breithaupt contributed to the growth of its Americas and Services business divisions through the transition to new business models, implementation of clear accountability frameworks and a rigorous approach to execution across the finance organization. In 2018, Breithaupt was awarded the YWCA Silicon Valley Tribute to Women Award, recognizing excellence in both finance and contributions to Silicon Valley leadership.

“I am very pleased to welcome Chantelle Breithaupt to the AspenTech team. She brings extensive experience running finance organizations at scale, executing transformational initiatives, and building great, diverse teams,” commented Antonio Pietri, President and Chief Executive Officer at Aspen Technology. “Chantelle joins AspenTech as we continue our drive for sustained double-digit growth and best-in-class profitability on our journey to our goal of one billion dollars in annual spend. Chantelle’s expertise and experience will be of significant value to us in this journey.”

Prior to Cisco, Breithaupt was with General Electric (GE) where she began her career as a graduate of its two-year Finance Leadership Program. At GE, Breithaupt held several management positions before becoming CFO, Global Supply Chain, EMEA and ultimately CFO, GE Healthcare Services, EMEA.

“I look forward to supporting AspenTech at this pivotal moment in its 40-year journey. I am impressed with the ambition and market-leading technology that underpin its growth trajectory. I look forward to building on the solid foundation to accelerate agility and transformation within the finance organization and across the company,” commented Chantelle Breithaupt.

Breithaupt will succeed Karl Johnsen, whose departure from AspenTech was announced in February. Breithaupt and Johnsen will work through a transition period, and Johnsen will continue in the Company in an advisory role through June 30. “I want to thank Karl for his accomplishments at AspenTech and wish him every success in his next venture,” Pietri concluded.

About Aspen Technology

Aspen Technology (AspenTech) is a global leader in asset optimization software. Its solutions address complex, industrial environments where it is critical to optimize the asset design, operation and maintenance lifecycle. AspenTech uniquely combines decades of process modelling expertise with artificial intelligence. Its purpose-built software platform automates knowledge work and builds sustainable competitive advantage by delivering high returns over the entire asset lifecycle. As a result, companies in capital-intensive industries can maximize uptime and push the limits of performance, running their assets safer, greener, longer and faster. Visit AspenTech.com to find out more.

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Source: Aspen Technology, Inc.